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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 24, 2006 (October 18, 2006)
Myogen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50438	84-1348020

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7575 West 103rd Avenue, Suite 102
Westminster, Colorado	80021

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (303) 410-6666
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 1 — Registrant’s Business and Operations
Item 1.02 Termination of a Material Definitive Agreement.
     Land Purchase Contract with JPI Colorado Land, LLLP
     On October 18, 2006, we (“Myogen” or the “Company”) terminated the Land Purchase Contract (the “Purchase Agreement”), dated September 12, 2006, by and between Myogen and JPI Colorado Land, LLLP (“Seller”) which we initially disclosed on our current report on Form 8-K filed on September 18, 2006 (the “Prior 8-K”). Under the Purchase Agreement, Seller had agreed to sell to us approximately 446,770 square feet of undeveloped real property in the Interlocken business park in Broomfield, Colorado (the “Property”) for an undisclosed purchase price. Upon execution of the Purchase Agreement, we deposited $100,000 in earnest money with Chicago Title of Colorado, Inc., the title company for the transaction.
     The Purchase Agreement permitted us to terminate the agreement for any reason in our sole discretion prior to October 20, 2006. Following the termination of the Purchase Agreement, we are entitled to the return of our $100,000 earnest money deposit and neither we nor Seller have any further material obligations thereunder. We did not incur any termination penalties in connection with our termination of the Purchase Agreement.
     As indicated in the Prior 8-K, instead of closing on the purchase of the Property, we intended to assign the Purchase Agreement to WP Carey & Co. (“WP Carey”) and enter into a lease with WP Carey regarding the Property. Given our earlier intention to assign the Purchase Agreement, the termination of the Purchase Agreement without penalty and the return of our earnest money deposit, the Purchase Agreement is not and was not material to us. Accordingly, we do not intend to file the Purchase Agreement as an exhibit to our Form 10-Q for the quarter ended September 30, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated October 24, 2006

MYOGEN, INC.
By:	/s/ Joseph L. Turner
Joseph L. Turner
Its: Chief Financial Officer